Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS PROFITABLE 2009 SECOND QUARTER RESULTS

White Plains, New York – July 30, 2009 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income of $2.6 million, or $0.12 per diluted share, for the second quarter ended June 30, 2009. Net income for the second quarter of 2008 was $9.2 million, or $0.42 per diluted share.

The 2009 second quarter decline in net income as compared to the 2008 second quarter was attributed to a $50 million decrease in net sales to $101 million, 33 percent below the $151 million reported in the 2008 second quarter. This decline in net sales resulted from a 44 percent drop in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs, and an estimated 43 percent decrease in industry-wide production of manufactured homes, as compared to the 2008 second quarter.

In connection with facility consolidations, during the 2009 second quarter the Company recorded facility write-downs of $0.9 million, or $0.03 per diluted share, as compared to a net gain on facility disposals of $1.4 million, or $0.04 per diluted share, in the 2008 second quarter.

“We are very pleased with the substantial improvement in our operating results during the second quarter,” said Fred Zinn, Drew’s President and CEO. “We continued to gain market share in many of our product categories, introduced several new products, and further strengthened our balance sheet. At the same time, our cost control programs have been expanded and are ahead of schedule.”

“Industry-wide shipments of travel trailers and fifth-wheel RVs for the month of June 2009 reached a seasonally adjusted annual rate of about 148,000 units, greater than any other month this year,” said Jason Lippert, President and CEO of Drew’s subsidiaries, Lippert Components and Kinro. “Industry production levels during the last several months have far exceeded our expectations, and we hope this is related to increased retail demand. Although we cannot predict whether this production level will be maintained, the RV industry is currently in a much better position than anyone expected a few months ago.

“Last year at this time many of our customers began to significantly cut back production schedules in response to lower demand from dealers. While there are uncertainties, it appears that many of our customers will continue to produce five days a week for the next couple of months. Beyond that it is difficult to anticipate demand, particularly during the winter months.”

The Company continued to strengthen its balance sheet during the quarter, increasing cash and short-term investments by $13 million, to $27 million, and reducing total debt by more than $5 million to just $1 million.

“Our strong cash flow was accomplished by reducing inventory by $16 million during the quarter, which more than offset the $5 million seasonal increase in accounts receivable,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “We expect our cash flow to continue strong over the next several quarters, as we reduce inventory levels by an additional $8 million to $10 million, on top of the $35 million reduction that operating management accomplished in the first half of 2009. Because our priorities for cash are liquidity and security, we have invested our cash in FDIC insured accounts and US Treasuries.”

The Company also continues to reduce expenses through facility consolidations, staff reductions, and synergies between its subsidiaries, Lippert Components and Kinro. Cost reduction measures benefitted second quarter 2009 results by over $2 million compared to the same period in 2008, and are expected to benefit full year 2009 results by nearly $10 million.

 “Operating management has done an extraordinary job dealing with the unprecedented weakness in our markets,” said Zinn. “In addition, because of our strong balance sheet and cash flow, we have the resources to aggressively pursue opportunities for further market share growth and new products, helping make it possible for our business to thrive and grow rapidly once industry conditions improve.”

“We continued to gain market share and introduce new products in the second quarter,” said Jason Lippert. “New products included the debut of the Tow-N-StowTM convertible storage unit, and the introduction of the innovative QuickBiteTM coupler. We are currently considering several other new products, and we will take every prudent step to ensure that we increase our opportunity for growth, while maintaining outstanding customer service and product quality.”

Net loss for the current six-month period was $34.1 million, or $1.57 per diluted share. Excluding the first quarter 2009 goodwill impairment charge of $29.4 million, net of taxes, and $3.0 million, net of taxes, of extra expenses in the first quarter of 2009 related to plant consolidations, staff reductions, increased bad debts, and obsolete inventory and tooling due to the unprecedented conditions in the RV and manufactured housing industries, the net loss for the current six-month period was $1.7 million, or $.08 per diluted share.

Due to the seasonality of the RV and manufactured housing industries, the Company’s results in the first and fourth quarters are typically the weakest, while second and third quarter results are traditionally stronger.

“The economy, while somewhat better than during the 2008-2009 winter, remains weak,” said Zinn. “In addition, many RV and manufactured housing dealers and consumers continue to have difficulty obtaining credit, which could make it tough for some dealers during the traditional seasonal slowdowns starting later this year. Therefore, our industries are likely to face additional challenges in the latter part of 2009 and the beginning of 2010. Further, our raw material costs continue to be volatile, declining modestly during the 2009 second quarter, but recently rising by 5 to 15 percent, depending upon the type of raw material.”

On the other hand, the Recreation Vehicle Industry Association is projecting a 25 percent increase in wholesale shipments of travel trailers and fifth-wheel RVs in 2010. Additionally, with our expanded product line, increased market share, lower fixed costs and improved operating efficiencies, we expect to continue to out-perform the markets we serve.”

Recreational Vehicle Products Segment
Drew supplies the following components for RVs:
●Towable RV steel chassis	●Aluminum windows
●Towable RV axles and suspension solutions	●Chassis components
●Slide-out mechanisms and solutions	●Furniture and mattresses
●Thermoformed products	●Entry and baggage doors
●Toy hauler ramp doors	●Entry steps
●Manual, electric and hydraulic stabilizer	●Other towable accessories
and lifting systems

Drew’s RV Segment also manufactures specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

More than 90 percent of the Company’s RV Segment net sales are components for travel trailer and fifth-wheel RVs, with the balance comprised of components for motorhomes, and specialty trailers. The RV Segment represented 78 percent of consolidated net sales in the second quarter of 2009.

Drew’s RV Segment reported operating profit of $6.3 million, on net sales of $79 million in the 2009 second quarter, compared to operating profit of $13.0 million on net sales of $111 million in the comparable period in 2008. Excluding sales price changes and acquisitions, the “organic” decline in RV Segment net sales was $43 million, or 39 percent, due to the sharp decline in industry shipments.

“The $6.7 million decline in RV Segment operating profit in the 2009 second quarter, compared to the same period in 2008, was 16 percent of the ‘organic’ decline in net sales,” said Giordano. “This decrease in profit was less than what we would typically expect due to fixed cost reductions, as well as lower group insurance and warranty costs, partially offset by higher labor costs as a percent of sales.”

During the 2009 second quarter, industry-wide wholesale shipments of travel trailers and fifth-wheel RVs declined 44 percent compared to the same period in 2008. In addition, many of the towable RVs produced by the industry over the last several months have included fewer of the features and options ordinarily provided by the Company.

For the first six months of 2009, the RV Segment reported net sales of $131 million, a decrease of 44 percent from the same period in 2008. RV Segment operating profit was $1.7 million for the first six months of 2009, including $2.9 million of extra expenses in the first quarter of 2009 related to plant consolidations, staff reductions, increased bad debts, and obsolete inventory and tooling. Excluding these extra expenses, the Company’s RV Segment had an operating profit of $4.6 million in the first six months of 2009.

“Through acquisitions, new product introductions and our position as an increasingly important supplier to leading RV manufacturers, we increased our product content for travel trailers and fifth-wheel RVs to $2,071 per unit for the last 12 months, compared to $1,891 per unit in the prior 12 month period,” said Jason Lippert. “Our success over the years has been a direct result of our ability to gain market share, introduce new products and improve operational efficiency, as well as our financial strength. We are striving for continued success in each of these areas.”

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing industry.

Drew reported second quarter 2009 net sales of $22 million for its MH Segment, or 22 percent of consolidated net sales. This represented a 45 percent decline from the $39 million in net sales reported in the comparable period in 2008. Industry-wide production of manufactured homes declined an estimated 43 percent for the quarter, as compared to the 2008 second quarter.

Because of the industry-wide production declines, Drew’s MH Segment operating profit declined 62 percent, to $1.8 million, from $4.6 million in the comparable period last year. “This decrease in segment operating profit was about 15 percent of the “organic” decline in net sales, less than what we would typically expect, primarily because of fixed cost reductions, partially offset by higher labor costs as a percent of sales,” said Giordano.

For the first six months of 2009, the MH Segment reported sales of $40 million, down 46 percent from the same period in 2008. The MH Segment reported an operating loss of $0.3 million for the first six months of 2009, including $0.6 million of extra expenses in the first quarter of 2009 related to plant consolidations, staff reductions and obsolete inventory. Excluding these extra expenses, the Company’s MH Segment had an operating profit of $0.3 million in the first six months of 2009.

“The continued weakness in the manufactured housing market and this difficult economic environment continues to create opportunities for us,” said Jason Lippert. “For example, a competitor of ours announced it was ceasing production of windows and most doors for manufactured homes. As a result, we have received requests for quotes from many of their former manufactured housing window and door customers, and believe this presents the potential for Kinro to add $10 million or more in annual sales, even in this weak market.”

Balance Sheet and Other Items
Accounts receivable, other than the balances specifically reserved, remain current, with only 18 days sales outstanding at the end of the quarter. “During the second quarter, we did not incur any significant bad debt expenses,” added Giordano. “Our credit team continues to do an outstanding job of minimizing our losses, while making every effort to work with our customers.”

Capital expenditures were only $0.6 million this quarter, $1.1 million for the year-to-date, and are anticipated to aggregate less than $3 million for the full year. Depreciation and amortization was $4.2 million in the 2009 second quarter, $9.3 million for the year-to-date, and are expected to aggregate $17 million to $18 million in 2009.

Non-cash stock-based compensation was $0.8 million in the 2009 second quarter, $2.1 million for the year-to date, and is expected to be nearly $4 million for the full year.

Recent Developments
Drew reported that net sales in July 2009 are expected to be down approximately 11 to 14 percent year-over-year, an improvement over the 33 percent net sales decline in the 2009 second quarter. July 2009 has one more shipping day than July 2008. “While some of this improvement is due to easier ‘comps,’ as declines worsened last July in RV industry-wide wholesale shipments, the health of the RV industry has clearly improved over the last few months,” said Zinn. “We are still waiting for much-needed improvements in the wholesale and retail credit markets, which would provide a real boost for both the RV and manufactured housing industries.

“Our top priorities remain the same - to maintain a solid balance sheet and to be as efficient and cost-conscious as possible. However, as exceptional opportunities for market share and product line expansion arise due to current economic conditions, our experienced operating management team, strong balance sheet and solid cash flow will allow us to respond quickly to maximize our growth.”

Conference Call
Drew will provide an online, real-time webcast of its second quarter 2009 earnings conference call on the Company’s website, www.drewindustries.com on Friday, July 31, 2009 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 49814837. A replay of the webcast will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Lippert Components and Kinro, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, the Company manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 27 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters.  Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income, whenever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors as identified in this press release and in our Form 10-K for the year ended December 31, 2008, and in our subsequent Form 10-Qs filed with the SEC.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to the matters identified in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, continuing sales declines in the RV and manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may continue to affect the retail sale of recreational vehicles and manufactured homes.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)

	Six Months Ended		Three Months Ended
(In thousands, except per share amounts)	June 30,		June 30,		Last Twelve
	2009	2008	2009	2008	Months

Net sales	$171,582	$309,671	$100,563	$150,523	$372,417
Cost of sales	145,203	236,288	80,010	113,719	311,915
Gross profit	26,379	73,383	20,553	36,804	60,502
Selling, general and administrative expenses	33,610	43,545	16,360	21,297	70,194
Goodwill impairment	45,040	-	-	-	50,527
Executive retirement	-	-	-	-	2,667
Other (income)	(200)	(646)	-	-	(229)
Operating (loss) profit	(52,071)	30,484	4,193	15,507	(62,657)
Interest expense, net	435	279	235	197	1,033
(Loss) income before income taxes	(52,506)	30,205	3,958	15,310	(63,690)
(Benefit) provision for income taxes	(18,360)	11,910	1,402	6,120	(22,927)
Net (loss) income	$(34,146)	$18,295	$2,556	$9,190	$(40,763)

Net (loss) income per common share:
Basic	$(1.58)	$0.83	$0.12	$0. 42	$(1.88)
Diluted	$(1.57)	$0.83	$0.12	$0. 42	$(1.88)

Weighted average common shares outstanding:
Basic	21,662	21,967	21,682	21,920	21,656
Diluted	21,690	22,126	21,738	22,074	21,699

Depreciation and amortization	$9,312	$8,049	$4,242	$3,962	$18,341
Capital expenditures	$1,093	$2,350	$563	$1,149	$2,942

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
(In thousands)	2009	2008	2009	2008

Net sales
RV Segment	$131,161	$235,247	$78,881	$111,292
MH Segment	40,421	74,424	21,682	39,231
Total net sales	$171,582	$309,671	$100,563	$150,523

Operating (loss) profit
RV Segment	$1,684	$27,250	$6,346	$12,996
MH Segment	(272)	7,076	1,751	4,566
Total segment operating profit	1,412	34,326	8,097	17,562
Amortization of intangibles	(2,775)	(2,123)	(1,386)	(1,070)
Corporate	(3,118)	(3,967)	(1,588)	(2,017)
Goodwill impairment	(45,040)	-	-	-
Other items	(2,550)	2,248	(930)	1,032
Total operating (loss) profit	$(52,071)	$30,484	$4,193	$15,507

DREW INDUSTRIES INCORPORATED
            BALANCE SHEET INFORMATION
(Unaudited)

	June 30,		December 31,
(In thousands, except ratios)	2009	2008	2008

Current assets
Cash and cash equivalents	$24,919	$43,397	$8,692
Short-term investments	1,997	-	-
Accounts receivable, trade, less allowance	22,165	23,641	7,913
Inventories	58,833	99,836	93,934
Prepaid expenses and other current assets	16,667	12,105	16,556
Total current assets	124,581	178,979	127,095
Fixed assets, net	86,087	94,603	88,731
Goodwill	-	39,641	44,113
Other intangible assets	41,417	30,584	42,787
Other assets	18,443	7,710	8,632
Total assets	$270,528	$351,517	$311,358

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$388	$12,940	$5,833
Accounts payable, accrued expenses and other current liabilities	33,111	58,532	36,884
Total current liabilities	33,499	71,472	42,717
Long-term indebtedness	800	6,918	2,850
Other long-term obligations	9,260	5,870	6,913
Total liabilities	43,559	84,260	52,480
Total stockholders’ equity	226,969	267,257	258,878
Total liabilities and stockholders’ equity	$270,528	$351,517	$311,358

Current ratio	3.7	2.5	3.0
Total indebtedness to stockholders’ equity	0.0	0.1	0.0

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)
	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(34,146)	$18,295
Adjustments to reconcile net (loss) income to cash flows provided by (used for)
operating activities:
Depreciation and amortization	9,312	8,049
Deferred taxes	(15,660)	-
Loss (gain) on disposal of fixed assets	1,420	(2,703)
Stock-based compensation expense	2,143	1,875
Goodwill impairment	45,040	-
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(14,252)	(7,901)
Inventories	35,290	(23,557)
Prepaid expenses and other assets	672	(9)
Accounts payable, accrued expenses and other liabilities	(3,481)	(669)
Net cash flows provided by (used for) operating activities	26,338	(6,620)
Cash flows from investing activities:
Capital expenditures	(1,093)	(2,350)
Acquisition of businesses	(339)	(94)
Proceeds from sales of fixed assets	751	8,091
Purchase of short-term investments	(1,997)	-
Other investments	(15)	(39)
Net cash flows (used for) provided by investing activities	(2,693)	5,608

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	5,775	-
Repayments under line of credit and other borrowings	(13,270)	(7,404)
Purchase of treasury stock	-	(4,474)
Exercise of stock options	94	74
Other financing activities	(17)	-
Net cash flows used for financing activities	(7,418)	(11,804)

Net increase (decrease) in cash	16,227	(12,816)
Cash and cash equivalents at beginning of period	8,692	56,213
Cash and cash equivalents at end of period	$24,919	$43,397